Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement pertaining to the July 12, 2013 Corporate Stock Subscription Options Plan for Beneficiary Employees of Non-French Companies and the July 12, 2013 Performance Share Plan for Beneficiary Employees of Non-French Companies of Alcatel Lucent on Form S-8 of our reports dated March 11, 2013, relating to the consolidated financial statements of Alcatel Lucent and subsidiaries (“Alcatel Lucent”) and effectiveness of Alcatel Lucent’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Alcatel Lucent for the year ended December 31, 2012.

/s/ Deloitte & Associés
Deloitte & Associés

Neuilly-sur-Seine, France
December 23, 2013